Exhibit 10.1

BGC Partners, Inc.

BGC Partners, L.P.

499 Park Avenue

New York, NY 10022

GFI Group Inc.

55 Water Street

New York, NY 10041

August 24, 2015

Michael Gooch

Colin Heffron

c/o Jersey Partners Inc.

569 Middle Road

Bayport, NY 11705

Jersey Partners Inc.

569 Middle Road

Bayport, NY 11705

Attn: Michael Gooch

Dear Messrs. Gooch and Heffron:

Reference is made to (i) the Tender Offer Agreement by and among BGC Partners, Inc. (“BGCP”), BGC Partners, L.P. (“BGCP LP”) and GFI Group, Inc. (“GFI”), dated as of February 19, 2015 (the “TO Agreement”), (ii) the case captioned In re GFI Group Inc. Stockholder Litigation (C.A. No. 10136-VCL) (the “Delaware Action”), (iii) the case captioned Gross v. GFI Group, Inc. (No. 1:14-cv-09438-WHP) (the “New York Action”), (iv) the Support Agreement, dated as of July 30, 2014, by and among CME Group Inc. (“CME”), Jersey Partners Inc. (“JPI”), New JPI Inc., Michael Gooch, Colin Heffron and Nick Brown (the “Support Agreement”), and (v) the Memorandum of Understanding, dated as of the date hereof, by and among Mr. Gooch, Mr. Heffron, CME and the other parties thereto (the “MOU”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed such terms in the TO Agreement. The parties to this letter agreement wish to facilitate the settlement of the Delaware Action pursuant to the terms and conditions of the MOU and provide for certain terms and conditions upon which BGCP (or its Affiliates) will advance funds solely for the purpose of facilitating the settlement of the Delaware Action and other related liabilities that Mr. Gooch and Mr. Heffron shall indemnify GFI and BGCP for under the terms of this letter agreement.

The parties to this letter agreement hereby agree as follows:

1. Settlement and Support Agreement Termination.

(a) The parties to this letter agreement acknowledge that, pursuant to paragraph 1(c) of the MOU, CME has terminated the tail period under Article V of the Support Agreement, which termination permits the parties to this letter agreement to enter into this letter agreement and perform certain of their obligations hereunder.

(b) If for any reason the entry by the Court of Chancery of the State of Delaware (the “Court”) of a settlement order with respect to the Delaware Action on the terms set forth in the MOU (the “Settlement Order”) does not occur by June 30, 2016, then, in each case, this letter agreement shall be automatically null and void ab initio without further action on the part of any party hereto and without any liability hereunder; provided, however, that any such a termination of this letter agreement shall not affect the validity or enforceability of agreements and covenants hereunder that the parties have already commenced performing at the time of such termination, including the enforceability of the promissory note delivered pursuant to Paragraph 5(a) of this letter agreement.

2. Payments under the MOU.

(a) No later than the date specified in paragraph 1(a) of the MOU, BGCP (or its Affiliates), shall pay on behalf of JPI, an amount equal to $10.75 million (the “Settlement Fund Payment”) to the Settlement Fund (as defined in the MOU). JPI acknowledges and agrees that the obligation to make the Settlement Fund Payment is JPI’s obligation and that BGCP (or its Affiliates) is advancing such funds on JPI’s behalf, which advance shall be evidenced by a promissory note issued under Paragraph 5(a) of this letter agreement.

(b) Subject to (x) BGCP having an obligation to lend under Paragraph 5(b)(i) of this letter agreement or (y) the Net Insurance Proceeds (as defined below) exceeding the amount of the Fee Award (as defined in the MOU), BGCP (or its Affiliates) shall pay, or cause to be paid, the Fee Award pursuant to the terms and conditions of the MOU. Any amounts paid by BGCP to pay the Fee Award pursuant to this Paragraph 2(b) that are in excess of the Net Insurance Proceeds, shall be applied to reduce amounts owed to Mr. Gooch or Mr. Heffron under the respective Non-Competition and DE Bonus Award Agreement with BGCP (or its applicable Affiliates). Mr. Gooch and Mr. Heffron acknowledge and agree that (i) the obligations under this Paragraph 2(b) are joint and several and (ii) to the extent the funds to fulfill the obligations under this Paragraph 2(b) are borrowed from BGCP (or its Affiliates) pursuant to Paragraph 5(b) or 5(c) of this letter agreement, that BGCP may pay or cause to be paid such funds directly to Plaintiffs’ counsel in the Delaware Action to satisfy the Fee Award.

(ii) Mr. Gooch and Mr. Heffron agree (A) that BGCP (or its Affiliates) shall lead all negotiations and proceedings with respect to the determination of the Fee Award and (B) that BGCP (and its Affiliates) shall have the right to agree to a Fee Award with Lead Counsel (as defined in the MOU) on behalf, and without any further consent of, Mr. Gooch and Mr. Heffron.

(c) Use of Insurance Proceeds. The parties hereto acknowledge and agree that any attorneys’ fees and expenses incurred by GFI, the former members of the GFI Special

Committee and BGCP in the Delaware Action (collectively, the “Defense Fees and Expenses”), will be paid with proceeds of insurance policies issued by XL and AIG in accordance with their respective buyout agreements. For purposes of this letter agreement, the amount of such proceeds from such insurance policies less the Defense Fees and Expenses is referred to as the “Net Insurance Proceeds” and the amount, if any, that Net Insurance Proceeds exceeds the Fee Award is referred to as the “Insurance Surplus.” In the event that, following (i) the expiration of the statute of limitations for all potential Proceedings for which Mr. Gooch and Mr. Heffron are required to indemnify under Paragraphs 4(a) or (b) of this letter agreement and (ii) the final, non-appealable judgment of each Proceedings brought before the expiration of such statute of limitations, and if (x) there are no other outstanding payments due to BGCP or GFI or any of their respective affiliates under Paragraph 4(a) and 4(b), and (y) there is Insurance Surplus that has not been reduced pursuant to Paragraphs 5(b)(ii) and 5(c)(ii), then any such remaining Insurance Surplus shall be paid to Mr. Gooch and Mr. Heffron.

(d) The parties hereby agree that any amounts paid by BGCP, GFI or any of their respective Affiliates hereunder for which there is insurance proceeds, reimbursement, recovery or reduction of any DE Bonus Awards, shall not reduce Distributable Earnings (as it is determined and defined in the Non-Competition and DE Bonus Award Agreements) or otherwise be included in the calculation of Distributable Earnings that effect the cash flow of the GFI Brand (as defined in the Non-Competition and DE Bonus Award Agreement) for a particular calculation period.

3. JPI Merger. BGCP, BGCP LP, GFI, Mr. Gooch, in his capacity as third-party beneficiary pursuant to Section 8.15(b) of the TO Agreement, hereby agree, and JPI, in its capacity as holder of the majority of GFI Shares not held by BGCP or its Affiliates, in consideration of the mutual agreements set forth in this letter agreement, hereby agree that:

(a) The first sentence of Section 5.16 of the TO Agreement shall be amended and restated as follows:

“On December 21, 2015 (or such earlier date as may be agreed by the parties to the Back-End Mergers), BGCP and GFI hereby agree to enter into a merger agreement in order to effect a merger involving GFI and BGCP and/or its Affiliates, and BGCP and JPI hereby agree to use their respective reasonable best efforts to enter into a merger agreement providing for a merger involving JPI (or its successor in interest) and BGCP and/or its Affiliates (such mergers, the “Back-End Mergers”), (a) which merger agreements shall contain customary terms, covenants and conditions, including (x) conditions that the Back-End Mergers be consummated substantially simultaneously, that the GFI stockholders and JPI shareholders approve and adopt the applicable merger agreement and that any registration statement with respect to any BGCP Shares to be issued has been declared effective and (y) covenants that following the execution of the merger agreements for the Back-End Mergers, the parties thereto will, as soon as reasonably practicable, file with the SEC and/or distribute to GFI stockholders or JPI shareholders, as applicable, any necessary forms, statements, or schedules as may be required by Law to effectuate the Back-End Mergers and (b) which the parties will use their reasonable best efforts to consummate the Back-End Mergers no later than January 29, 2016.”

(b) The sixth sentence of Section 5.16 of the TO Agreement shall be amended and restated as follows:

“Notwithstanding the foregoing, neither BGCP nor any of its Affiliates shall have any obligation under this Section 5.16 to pay the applicable merger consideration to Mr. Gooch and Mr. Heffron, as applicable, unless each of the following conditions shall have been satisfied with respect to each such Person (severally and not jointly): (1) neither Mr. Gooch nor Mr. Heffron shall have taken any action that would constitute a breach of any of the conditions, obligations or covenants set forth in Annex A, assuming each of such conditions, obligations and covenants apply to each of them at all times as of and after the Offer Closing, (2) neither Mr. Gooch nor Mr. Heffron shall have taken any action that would constitute a breach of any of the conditions, obligations or covenants set forth in Annex D, (3) neither Mr. Gooch nor Mr. Heffron shall have taken any action that would constitute a breach of any of the conditions, obligations or covenants set forth in the Non-Compete Agreements set forth in Annex C; (4) in connection with the sale of the goodwill of GFI by Mr. Gooch and Mr. Heffron through the Back-End Mergers, each of Mr. Gooch and Mr. Heffron shall have entered into an agreement containing each of the conditions, obligations and covenants set forth in Annex B; (5) neither Mr. Gooch nor Mr. Heffron shall have, at any time prior to the effective time of the Back-End Mergers, Transferred or agreed to Transfer any BGCP Shares; (6) at any election of directors after the date of this Agreement and prior to the consummation of the Back-End Mergers, all Shares held or owned directly or indirectly by JPI shall have been voted in a favor of each nominee for election to the GFI Board and all other proposals submitted to the GFI stockholders that the GFI Board recommends that GFI stockholders vote “FOR” to the extent such other votes are permitted under the Support Agreement; (7) each of Messrs. Gooch and Heffron shall have irrevocably tendered their resignations from the GFI Board, effective upon the completion of the Back-End Mergers and the payment in full of the consideration to be paid to the equityholders of JPI pursuant to the Back-End Mergers; (8) neither Mr. Gooch nor Mr. Heffron shall have taken any action that would constitute a breach of any of the conditions, obligations or covenants set forth in the MOU or in the letter agreement, dated as of August 24, 2015, by and among Mr. Gooch, Mr. Heffron, JPI, GFI, BGCP and Purchaser; (9) the termination by CME of the tail period under Article V of the Support Agreement shall be in full force and effect and no Proceeding challenging such termination shall be pending or threatened; and (10) each of Messrs. Gooch and Heffron shall have certified that the conditions set forth in clauses (1) through (9) above shall have been satisfied.”

(c) The definition of JPI Per Share Merger Consideration in the TO Agreement shall be amended and restated as follows:

““JPI Per Share Merger Consideration” means a fraction, (a) the numerator of which is equal to (x)(i) the number of Shares, without duplication, held, directly or indirectly, by JPI (or its successor in interest) multiplied by (ii) the Offer Price (appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon occurring after the date of this Agreement), minus (y), in the event the Settlement Fund Payment has been made and not returned, $10.75 million plus interest accrued thereon in accordance with the terms of the promissory note representing such obligation, and (b) the denominator of which is the total number of shares of common stock of JPI (or equivalent security of its successor in interest) outstanding as of immediately prior to the effective time of the Back-End Mergers.”

(d) Items 5 – 7 of Exhibit J-1 of the TO Agreement shall be amended and restated as follows:

“5. JPI LLC will distribute all Shares held by JPI LLC (the “Transferred Shares”) and the promissory note under the Letter Agreement dated as of August 21, 2015 (the “JPI Note”) to JPI Holdings.

6. JPI Holdings will distribute all of the Transferred Shares to New JPI and assign the JPI Note to New JPI. As a result of such distributions, New JPI will become the record and Beneficial Owner of all of the Transferred Shares currently held of record and Beneficially Owned by JPI and the Maker under the JPI Note.

7. New JPI will distribute all of its membership interests in JPI Holdings to the stockholders of New JPI, such that following such distribution, the only assets of New JPI will be the Transferred Shares, and New JPI shall have no liabilities or obligations, contingent or otherwise, other than the obligation to effect the transactions required to effect the Back-End Mergers and the transactions contemplated by this Exhibit J-1 and the obligations under the JPI Note.”

(e) Subject to the terms and conditions hereof from time to time whether before, at or following the closing of the Back-End Mergers, each party hereto shall, and shall cause their respective Affiliates to, take, or cause to be taken, as promptly as practicable, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including, any actions required by applicable Laws, to consummate and make effective as promptly as reasonably practicable the Back-End Mergers, including applying for, obtaining, or causing to be obtained, authorizations, approvals, orders, licenses, permits, franchises or consents of all third parties or Governmental Entities necessary for the consummation of the Back-End Mergers.

(f) The parties hereto agree that effective upon the execution of this letter agreement, JPI shall have been deemed to have provided the written notice of Election to BGCP and the GFI Board to effect the Back-End Mergers in accordance with Section 5.16 of the TO Agreement for all purposes thereunder, and such Election, the modification of the definition of

JPI Per Share Merger Consideration (in Paragraph 3(c) hereof) and the commitment to use reasonable best efforts to consummate the Back-End Mergers no later than January 29, 2016, shall survive this letter agreement becoming null and void or otherwise being terminated. In the event that any amount of the Settlement Fund Payment is returned to BGCP (or its applicable Affiliate) following the consummation of the JPI Merger, BGCP (or its applicable Affiliate) shall promptly pay any such Settlement Fund Payment amount to the JPI shareholders (as of the JPI Back-End Merger), on a pro rata basis.

4. Indemnification by Mr. Gooch and Mr. Heffron.

(a) Mr. Gooch hereby agrees to indemnify and hold harmless BGCP, GFI and their respective current, past and future Affiliates and each of their respective current, past and future directors, officers, agents, and employees (collectively, the “Indemnified Persons”) from and against any and all losses, claims, demands, damages, liabilities, expenses (including, without limitation, attorneys’ fees and expenses incurred through all appeals) of any kind whether before or after the date of this letter agreement (collectively, “Liabilities”) related to, or arising out of, any judgment sought, or entered against, or any settlement involving, any Indemnified Person in the New York Action.

(b) Mr. Gooch and Mr. Heffron hereby agree to indemnify and hold harmless, jointly and severally, each Indemnified Person from and against any Liabilities related to, or arising out of:

(i) any judgment sought, or entered against, or any settlement involving, any Indemnified Person in the Delaware Action and the costs and expenses set forth in Paragraph 12 of the MOU;

(ii) any and all claims or actions, which could have been asserted or brought in the Delaware Action, by GFI stockholders who opt out of the settlement of the Delaware Action or are otherwise not bound by the Settlement Order;

(iii) any and all claims and actions, without regard to jurisdiction, related to, or arising out of (A) any actual or alleged breach of fiduciary duties by the board of directors of GFI prior to February 27, 2015, (B) any actual or alleged breach of fiduciary duties by the board of directors of JPI, Mr. Gooch or Mr. Heffron with respect to the authorization of, execution of, or performance under this letter agreement, (C) the transactions contemplated by the CME Merger Agreement, the TO Agreement and this letter agreement, and any disclosure in connection with any of the foregoing and (D) any actual or alleged tort, breach of contract, breach of fiduciary duty or other wrongdoing by GFI, JPI or any of their respective directors or officers with respect to the course of dealing between BGCP and its Affiliates, on one hand, and GFI and its Affiliates, on the other hand, in each case, during the period beginning July 29, 2014 and ending February 27, 2015;

(iv) any amounts incurred by GFI, BGCP or any of their respective Affiliates as indemnification obligations to AIG pursuant to that certain buyout agreement by and between AIG and GFI, dated as of August 24, 2015; and

(v) (A) the breach of any covenant of this letter agreement by JPI, Mr. Gooch, or Mr. Heffron, (B) the failure to be true of any representation and warranty made by JPI, Mr. Gooch or Mr. Heffron in this letter agreement and (C) BGCP’s or its Affiliates’ enforcement of this letter agreement and the promissory note delivered pursuant to Paragraph 5(a) of this letter agreement.

(c) Each of Mr. Gooch and Mr. Heffron acknowledge and agree that BGCP and its Affiliates shall have the right to offset and deduct from any DE Bonus Award Amounts (as defined in his respective Non-Competition and DE Bonus Award Agreement) any amounts to be paid by him under Paragraphs 2(b), 4(a) or (b) of this letter agreement.

5. Advance of Funds to JPI, Mr. Gooch and Mr. Heffron.

(a) The amounts advanced by BGCP (or its Affiliates) on behalf of JPI, pursuant to, and in accordance with Paragraph 2(a) of this letter agreement, will be represented by a promissory note with the terms set forth in Annex A hereto. BGCP shall, upon the payment of the Settlement Fund Payment, be given a first priority perfected security interest in 2,000,000 shares of GFI common stock to satisfy BGCP’s advance of the $10.75 million payment under Paragraph 2(a) of this letter agreement and the interest accrued on the related note (the “Collateral Shares”). The Collateral Shares shall be assigned and transferred to BGCP in accordance with the terms set forth in Annex A. In order to satisfy JPI’s obligations under the promissory note, upon closing of the Back-End Mergers, (i) BGCP shall be entitled, and the merger agreement for the JPI Merger shall provide for, the reduction, on a pro rata basis, of the cash and stock merger consideration that will be paid in the JPI Merger by the aggregate amount due under such promissory note, including accrued interest thereon, and (ii) the promissory note shall remain an obligation of JPI (or its successor in interest) and shall become a liability of the surviving company in the JPI Merger. JPI acknowledges and agrees that the promissory note issued under this Paragraph 5(a) of this letter agreement shall be an independent obligation and shall be due and payable upon its terms whether or not the Back-End Mergers occur.

(b)(i) The parties agree that to the extent permitted by Law and for so long as Mr. Gooch remains eligible under his Non-Competition and DE Bonus Award Agreement with BGCP (or its applicable Affiliates) to receive, and has not forfeited, a DE Bonus Award, that Mr. Gooch may, subject to the terms and conditions of this letter agreement, request to borrow from BGCP, and, if so requested, BGCP shall lend to Mr. Gooch, such amounts necessary to satisfy Mr. Gooch’s obligations under Paragraphs 2(b), 4(a) and 4(b) of this letter agreement, as set forth in Paragraph 5(b)(ii) of this letter agreement.

(ii) Any amounts borrowed by Mr. Gooch pursuant to Paragraph 5(b)(i) of this letter agreement shall be used exclusively for the purposes of satisfying the applicable obligations under Paragraphs 2(b), 4(a) and 4(b) of this letter agreement, and Mr. Gooch shall promptly satisfy such obligations following the receipt of funds from BGCP or, if possible, BGCP may elect to directly satisfy such obligation on Mr. Gooch’s behalf. Any amounts borrowed by Mr. Gooch pursuant to Paragraph 5(b)(i) of this letter agreement shall be applied first to reduce any refund, if any, of the Insurance Surplus pursuant to Paragraph 2(c) of this letter agreement and second, to the extent necessary, to reduce amounts owed to Mr. Gooch under his Non-Competition and DE Bonus Award Agreement with BGCP (or its applicable Affiliates). Mr. Gooch agrees that for so long as any amounts are outstanding under this Paragraph 5(b)(ii), all DE Partnership Awards that would be granted to Mr. Gooch pursuant to his Non-Competition and DE Bonus Award Agreement shall be applied to reduce the outstanding balance prior to any DE Partnership Awards being granted to Mr. Gooch. Mr. Gooch acknowledges and agrees that any amounts advanced under this Paragraph 5(b)(ii) of this letter agreement shall be an independent obligation and shall be due and payable upon its terms whether or not any DE Partnership Awards are granted and whether or not Mr. Gooch remains eligible to receive, or has forfeited, his DE Bonus Award.

(iii) BGCP represents that neither Howard W. Lutnick nor Stephen M. Merkel is, to his actual knowledge, aware of a breach that would result in a forfeiture of any DE Bonus Awards to which Mr. Gooch is eligible under his Non-Competition and DE Bonus Award Agreement with BGCP (or its applicable Affiliates).

(c)(i) The parties agree that to the extent permitted by Law and for so long as Mr. Heffron remains eligible under his Non-Competition and DE Bonus Award Agreement with BGCP (or its applicable Affiliates) to receive, and has forfeited, a DE Bonus Award, Mr. Heffron may, subject to the terms and conditions of this letter agreement, request to borrow from BGCP, and, if so requested, BGCP shall lend to Mr. Heffron, such amounts necessary to satisfy Mr. Heffron’s obligations under Paragraphs 2(b) and 4(b) of this letter agreement, as set forth in Paragraph 5(c)(ii) of this letter agreement.

(ii) Any amounts borrowed by Mr. Heffron pursuant to Paragraph 5(c)(i) of this letter agreement shall be used exclusively for the purposes of satisfying the applicable obligations under Paragraphs 2(b), 4(b) of this letter agreement, and Mr. Heffron shall promptly satisfy such obligations following the receipt of funds from BGCP or, if possible, BGCP may elect to directly satisfy such obligation on Mr. Heffron’s behalf. Any amounts borrowed by Mr. Heffron pursuant to Paragraph 5(c)(i) of this letter agreement shall be applied first to reduce any refund, if any, of the Insurance Surplus pursuant to Paragraph 2(c) of this letter agreement and second, to the extent necessary, to reduce amounts owed to Mr. Heffron under his Non-Competition and DE Bonus Award Agreement with BGCP (or its applicable Affiliates). Mr. Heffron agrees that for so long as any amounts are outstanding under this Paragraph 5(c)(ii), all DE Partnership Awards that would be granted to Mr. Heffron pursuant to his Non-Competition and DE Bonus Award Agreement shall be applied to reduce the outstanding balance prior to any DE Partnership Awards being granted to Mr. Heffron. Mr. Heffron acknowledges and agrees that any amounts advanced under this Paragraph 5(c)(ii) of this letter agreement shall be an independent obligation and shall be due and payable upon its terms whether or not any DE Partnership Awards are granted and whether or not Mr. Heffron remains eligible to receive, or has forfeited, his DE Bonus Award.

(iii) BGC Represents that Howard W. Lutnick nor Stephen M. Merkel is, to his actual knowledge, aware of a breach that would result in a forfeiture of any DE Bonus Awards to which Mr. Heffron is eligible under his Non-Competition and DE Bonus Award Agreement with BGCP (or its applicable Affiliates).

6. JPI Actions. Mr. Gooch and Mr. Heffron hereby agree to take any and all necessary actions in their capacities as shareholders, directors and officers of JPI (a) to cause JPI to perform its obligations under this letter agreement and (b) to cause the JPI Merger to be approved and adopted by JPI’s shareholders as soon as practicable following the execution of a definitive agreement therefor.

7. Satisfaction and Waiver of Claims.

(a) Each of Mr. Gooch and Mr. Heffron (i) hereby acknowledge and agree that BGCP, BGCP LP, GFI and their respective Affiliates have fully performed and satisfied any and all indemnification obligations under the GFI certificate of incorporation, the BGCP certificate of incorporation, the TO Agreement and the General Corporation Law of the State of Delaware with respect to the Delaware Action, the New York Action and the transactions contemplated by the CME Merger Agreement, the TO Agreement and this letter agreement and (ii) hereby waive any further claims or actions, and release BGCP, BGCP LP, GFI and their respective Affiliates from any further liabilities under the General Corporation Law of the State of Delaware, the GFI certificate of incorporation, the BGCP certificate of incorporation, the TO Agreement and any other organizational document or agreement providing, or purportedly providing, for indemnification with respect to the Delaware Action, the New York Action and the transactions contemplated by the CME Merger Agreement, the TO Agreement and this letter agreement.

(b) Effective upon the time at which the final order dismissing the Delaware Action becomes final and non-appealable and subject to the compliance by the parties with this letter agreement, each of JPI, Mr. Gooch and Mr. Heffron, on behalf of itself or himself and each of its or his respective successors, subsidiaries, controlled Affiliates and assignees hereby fully waives any and all, and releases and discharges BGCP, BGCP LP, GFI, their respective Affiliates and any of their respective officers, directors, employees, representatives, agents, financial advisors, auditors, attorneys, heirs, administrators, devisees or legatees from, any and all claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses and fees arising out of, or relating to, the Delaware Action, the New York Action, the CME Merger Agreement, the TO Agreement and any and all transactions contemplated thereby.

(c) Effective upon the time at which the final order dismissing the Delaware Action becomes final and non-appealable and subject to the compliance by the parties with this letter agreement, each of BGCP, BGCP LP and GFI, on behalf of itself and each of its respective successors, subsidiaries, controlled Affiliates and assignees, hereby fully waives any and all, and releases and discharges JPI, Mr. Gooch and Mr. Heffron from, any and all claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses and fees arising out of, or relating to the Delaware Action, the New York Action, the CME Merger Agreement, the TO Agreement and any and all transactions contemplated thereby.

8. Representations and Warranties.

(a) JPI, Mr. Gooch and Mr. Heffron represent and warrant that true and correct, complete current copies of the Articles of Incorporation, Bylaws, shareholder register, any shareholders’ agreements and any other organizational documents of JPI have been provided to BGCP prior to the execution of this letter agreement.

(b) Mr. Gooch and Mr. Heffron represent and warrant that there are no direct or indirect agreements, arrangements or transactions to which any of Mr. Heffron, Mr. Gooch or any of their respective Affiliates (or any other Person controlled, directly or indirectly, either individually or together with other Persons, by Mr. Gooch or Mr. Heffron), on the one hand, and GFI and its Affiliates (other than Mr. Gooch and Mr. Heffron), on the other hand, is a party, other than any employee agreements that BGCP is a party to or has been provided copies of (including the Non-Competition and DE Bonus Award Agreements), pursuant to which GFI has any liability of any kind.

(c) Mr. Gooch and Mr. Heffron represent and warrant that (i) through their direct and indirect shareholdings in JPI (including any shares over which they have voting control pursuant to any agreement or contract), they have voting control over a sufficient number of shares of JPI to cause JPI to perform its obligations under this letter agreement and (ii) shareholders of JPI holding 87% or more of JPI’s outstanding voting power have approved this letter agreement and the actions contemplated hereby.

(d) With respect to parties to this letter agreement that are not natural persons, each such party represents and warrants that it is duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

(e) Each party to this letter agreement represents and warrants that (i) such party has all requisite power and authority to execute and deliver this letter agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, with respect to JPI, the payment of the funds required to be paid hereunder in the manner contemplated by this letter agreement, (ii) the execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary actions and, with respect to parties that are not natural persons, no other corporate proceedings on the part of such party are necessary for such party to authorize this letter agreement or to consummate the transactions contemplated hereby, (iii) this letter agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties hereto, is a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

9. Specific Performance and Other Equitable Relief. The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at Law would exist and damages would be difficult to determine in the event that any provision of this letter agreement were not performed in accordance with its specific terms or were otherwise breached. Each party further acknowledges that a breach or violation of this letter agreement may not be sufficiently remedied by money damages alone and, accordingly, each party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at Law or in equity, to specific performance, injunctive and other equitable relief in order to enforce or prevent any violation. Each party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

10. Governing Law; Jurisdiction; Waiver of Jury Trial. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of Laws principles of such State. Each party hereto hereby consents to submit to the exclusive jurisdiction of the state or federal courts sitting in New York County in connection with any action or proceeding instituted relating to this letter agreement and hereby waives any claim or defense that such forum is not convenient or proper. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, IN WHOLE OR IN PART, OR RELATING TO THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT.

11. Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.

12. No Other Modifications. Except as expressly set forth herein, this letter agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the TO Agreement, all of which shall continue to be in full force and effect.

13. Amendment, Modification and Waiver. No amendment to this letter agreement shall be effective unless it shall be in writing and signed by each party hereto. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this letter agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

14. Entire Agreement. This letter agreement (including Annex A), the MOU and the promissory note, when issued, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

15. Interpretation. Whenever the words “include,” “includes” or “including” are used in this letter agreement, they shall be deemed to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning as the word “shall.” The term “or” is not exclusive. The headings contained in this letter agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter agreement. The definitions contained in this letter agreement are applicable to the singular as well as the plural forms of such terms. The parties have participated jointly in the negotiation and drafting of this letter agreement. In the event an ambiguity or question of intent or interpretation arises, this letter agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this letter agreement.

16. Successors and Assigns. This letter agreement and all its provisions shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. Nothing in this letter agreement, whether expressed or implied, will confer on any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies or Liabilities. No party may assign its rights or obligations under this letter agreement without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

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The foregoing is acknowledged and agreed as of the date first written above.

BGC PARTNERS INC.

By:	/s/ Stephen M. Merkel
Name:	Stephen Merkel
Title:	Executive Vice President, General Counsel and Secretary

BGC PARTNERS L.P.

By:	/s/ Stephen M. Merkel
Name:	Stephen M. Merkel
Title:	Executive Vice President, Chief Legal Officer and Secretary

GFI GROUP INC.

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

[Signature page to letter agreement]

Accepted and agreed:

JERSEY PARTNERS INC.

By:	/s/ Michael Gooch
Name:	Michael Gooch
Title:	Chairman

MICHAEL GOOCH

/s/ Michael Gooch

COLIN HEFFRON

/s/ Colin Heffron

[Signature page to letter agreement]